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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

         You should carefully consider the following factors regarding information included in this Quarterly Report. The risks and uncertainties described below are not the only ones Corillian faces. Additional risks and uncertainties not presently known to Corillian or that Corillian currently deems immaterial also may impair its business operations. If any of the following risks actually occur, Corillian's business, financial condition and operating results could be materially adversely affected.

WHILE CORILLIAN GENERATED NET INCOME IN EACH OF ITS LAST FOUR FISCAL QUARTERS, CORILLIAN HAS A HISTORY OF LOSSES AND MAY INCUR LOSSES IN FUTURE PERIODS IF IT IS NOT ABLE TO, AMONG OTHER THINGS, INCREASE ITS SALES TO NEW AND EXISTING CUSTOMERS

         With the exception of the last three fiscal quarters of 2003 and the first fiscal quarter of 2004, Corillian has incurred substantial net losses in every quarter since it began operations. Corillian generated net income of approximately $1.8 million during the three-month period ended March 31, 2004; however, as of March 31, 2004, Corillian had an accumulated deficit of approximately $106.1 million. If Corillian does not sign contracts with new customers or provide additional software and services to existing customers, it will incur significant operating losses in future quarters. Corillian may decide that it is necessary to further reduce its personnel or other expenses to maintain its operations, and such reductions may reduce Corillian's ability to sell its products and services.

CORILLIAN'S QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY AND MAY FALL SHORT OF ANTICIPATED LEVELS, WHICH MAY CAUSE THE PRICE OF ITS COMMON STOCK TO DECLINE

         Corillian's quarterly operating results have varied in the past, and it expects they will continue to vary from quarter to quarter in the future. In future quarters, Corillian's operating results may be below the expectations of public market analysts and investors, which could cause the price of its common stock to decline. Corillian may also announce that expected financial or operating results for a particular period will be less than it anticipated, which could cause the price of Corillian's common stock to decline. In addition, Corillian has difficulty predicting the volume and timing of orders and recognizes a substantial portion of its revenues on a percentage-of-completion basis. Any delays in closing orders or implementation of products or services can cause Corillian's operating results to fall substantially short of anticipated levels for any quarter. As a result of these and other factors, Corillian believes period-to-period comparisons of its historical results of operations are not necessarily meaningful and are not a good predictor of its future performance.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF CORILLIAN'S REVENUES IN EACH PERIOD; CORILLIAN'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER IF IT LOSES CUSTOMERS OR FAILS TO ADD ADDITIONAL CUSTOMERS TO ITS CUSTOMER BASE

         Corillian derives a significant portion of its revenues from a limited number of customers in each period. Accordingly, if Corillian fails to close a sale with a major potential customer, if a contract is delayed or deferred, or if an existing contract expires or is cancelled and Corillian fails to replace the contract with new business, its revenues would be adversely affected. During the three-month period ended March 31, 2004, two customers individually accounted for 27% and 14% of consolidated revenues. During the three-month period ended March 31, 2003, two customers individually accounted for 17% and 14% of consolidated revenues. Corillian expects that a limited number of customers will continue to account for a substantial portion of its revenues in each quarter in the foreseeable future. If a customer terminates a Voyager contract with Corillian early, Corillian would lose ongoing revenue streams from annual maintenance fees, hosting

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fees, professional service fees and potential additional license and service fees for additional increments of end users and for other Voyager applications.

IF CORILLIAN, OR ITS IMPLEMENTATION PARTNERS, DO NOT EFFECTIVELY IMPLEMENT CORILLIAN'S SOLUTIONS, CORILLIAN MAY NOT ACHIEVE ANTICIPATED REVENUES OR GROSS MARGINS

         Corillian's solutions are complex and must integrate with complex data processing systems. Implementing Corillian's solutions is a lengthy process, generally taking between 60 and 270 days to complete. In addition, Corillian generally recognizes revenues on a percentage-of-completion basis, so its revenues are often dependent on its ability to complete implementations within the time periods that Corillian establishes for its projects. Corillian relies on a combination of internal and outsourced teams for its implementations. If these teams encounter significant delays in implementing Corillian's solutions for a customer or fail to implement its solutions effectively or at all, Corillian may not be able to recognize any revenues from the contract or be required to recognize negative revenues from the contract if its revised project estimates indicate that Corillian recognized excess revenues in prior periods. In addition, Corillian may incur monetary damages or penalties if it is not successful in completing projects on schedule.

         From time to time, Corillian agrees to penalty provisions in its contracts that require Corillian to make payments to its customers if Corillian fails to meet specified milestones or that permit its customers to terminate their contracts with Corillian if Corillian fails to meet specified milestones. If Corillian fails to perform in accordance with established project schedules, Corillian may be forced to make substantial payments as penalties or refunds and may lose its contractual relationship with the applicable customers.

CORILLIAN'S PRODUCTS' LENGTHY SALES CYCLES MAY CAUSE REVENUES AND OPERATING RESULTS TO BE UNPREDICTABLE AND TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD

         The sale and implementation of Corillian's products and services are often subject to delays because of its customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks. As a result, the time between the date of initial contact with a potential customer and the execution of a contract with the customer typically ranges from three to nine months. In addition, Corillian's prospective customers' decision-making processes require Corillian to provide a significant amount of information to them regarding the use and benefits of its products. Corillian may expend substantial funds and management resources during a sales cycle and fail to make the sale.

CORILLIAN MAY NOT ACHIEVE ANTICIPATED REVENUES IF CORILLIAN DOES NOT SUCCESSFULLY INTRODUCE NEW PRODUCTS OR DEVELOP UPGRADES OR ENHANCEMENTS TO ITS EXISTING PRODUCTS

         To date, Corillian has derived substantially all of its revenues from licenses and professional and support services related to the Corillian Voyager product and its related applications. Corillian expects to add new products by acquisition, partnering or internal development and to develop enhancements to its existing products. New or enhanced products may not be released on schedule and may not achieve market acceptance. New products or upgrades to existing products may contain defects when released, which could damage Corillian's relationship with its customers or partners and further limit market acceptance of its products and services. If Corillian is unable to ship or implement new or enhanced products and services when planned, or fail to achieve timely market acceptance of its new or enhanced products and services, Corillian may lose sales and fail to achieve anticipated revenues.

CORILLIAN'S PARTNERS MAY BE UNABLE TO FULFILL THEIR SERVICE OBLIGATIONS AND CAUSE CORILLIAN TO INCUR PENALTIES OR OTHER EXPENSES WITH ITS CUSTOMERS

         Corillian resells products and services from other companies, such as CheckFree, CashEdge, CenterPost and InfoImage. If these vendors are unable to fulfill their contractual obligations as a result of insolvency, a disaster or similar event or are unable to provide the services in a commercially reasonable manner, Corillian may be required to incur additional expenses to provide the services to its customers or to pay penalties to its customers for the suspension or termination of the services.

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CORILLIAN MAY NEED TO RAISE ADDITIONAL FINANCING TO FUND ITS OPERATIONS AND MAY
NOT BE ABLE TO RAISE FUNDS ON BENEFICIAL TERMS OR AT ALL

         Because it has a history of losses and has limited cash resources, Corillian may have to raise financing in the future to fund its operations. If Corillian is required to raise financing, it may be required to sell equity or debt securities at severely discounted prices and with terms that are superior to the rights of its common shareholders, or Corillian may not be able to raise financing at all. If Corillian sells equity or debt securities, the price of its common stock could decrease significantly, and the interests of its common shareholders could be diluted substantially.

CORILLIAN'S FACILITY AND OPERATIONS MAY BE DISABLED BY A DISASTER OR SIMILAR EVENT, WHICH COULD DAMAGE ITS REPUTATION AND REQUIRE CORILLIAN TO INCUR FINANCIAL LOSS

         All of Corillian's communications and network equipment related to its operations are currently located in Hillsboro, Oregon. Corillian does not currently have an alternate data center or facility that can provide system redundancy or emergency backup capabilities. Corillian cannot assure that its data center and facility will operate after a disaster. In addition, Corillian may experience problems during the period following a disaster in reestablishing its systems and infrastructure. Although Corillian has a disaster recovery plan in place, Corillian does not currently have the technology or facilities to instantly recover full Internet services if its facility is not functioning. A disaster, such as a fire, an earthquake, a terrorist attack or a flood, at its facility could result in failures or interruptions in providing Corillian's products and services to its customers. In addition, Corillian's systems are vulnerable to operational failures, losses in power, telecommunications failure and similar events. Corillian has contracted to provide a certain level of service to its customers and, consequently, a failure or interruption of Corillian's systems in the future could cause it to refund fees to some of its customers to compensate for decreased levels of service.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE

         The value of your investment in Corillian could decline due to the impact of any of the following factors upon the market price of its common stock:

   - variations in Corillian's actual and anticipated operating results;

   - changes in Corillian's earnings estimates by analysts;

   - Corillian's failure to meet analysts' performance expectations or its announced performance expectations;

   - Corillian's failure to remain listed on the NASDAQ national market; and

   - lack of liquidity.

         The stock markets have recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of Corillian's common stock. Stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to their operating performance. Fluctuations such as these may affect the market price of Corillian's common stock.

         As of May 3, 2004, the 52-week high and low trading prices of Corillian's common stock, as reported on the NASDAQ National Market, were $8.15 and $1.01, respectively.

COMPETITION IN THE MARKET FOR INTERNET-BASED FINANCIAL SERVICES IS INTENSE AND COULD REDUCE CORILLIAN'S SALES AND PREVENT CORILLIAN FROM ACHIEVING PROFITABILITY

         The market for Internet-based financial services is intensely competitive and rapidly changing. Corillian expects competition to persist and intensify, which could result in price reductions, reduced gross

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margins and loss of market share for its products and services. Corillian competes with a number of companies in various segments of the Internet-based financial services industry, and its competitors vary in size and in the scope and breadth of the products and services they offer. Corillian's primary competitors for software platforms designed to enable financial institutions to offer Internet-based financial services, both domestically and internationally, include S1, Digital Insight, Financial Fusion, Online Resources and Communications and Metavante. Corillian also competes with companies that offer software platforms designed for internal development of Internet-based financial services software, such as IBM's WebSphere. Within this segment of Corillian's industry, many companies are consolidating, creating larger competitors with greater resources and a broader range of products.

         Some of Corillian's applications also compete with companies that offer solutions with similar functionality to Corillian's solutions, such as Broadvision and Vignette for targeted marketing solutions and Yodlee for aggregated financial data solutions and bill presentment. Corillian also competes with businesses delivering financial services through Internet portals, banks marketing their own Internet-based financial services, and non-bank financial service providers, such as brokerages and insurance companies, seeking to expand the breadth of their Internet product and services offerings. In addition, Corillian's customers may develop competing products. For example, a bank or brokerage may choose to develop its own software platform for Internet-based financial services. Several of the vendors offering data processing services to financial institutions, including EDS, Fiserv, Jack Henry and Metavante, also offer Internet banking solutions that compete with Corillian's solutions.

         Many of Corillian's competitors and potential competitors have a number of significant advantages over Corillian, including:

   - a longer operating history;

   - more extensive name recognition and marketing power;

   - preferred vendor status with Corillian's existing and potential customers; and

   - significantly greater financial, technical, marketing and other resources, giving them the ability to respond more quickly to new or changing opportunities, technologies and customer requirements.

         Corillian's competitors may also bundle their products in a manner that may discourage users from purchasing Corillian's products. Existing and potential competitors may establish cooperative relationships with each other or with third parties, or adopt aggressive pricing policies to gain market share.

CONSOLIDATION IN THE FINANCIAL SERVICES INDUSTRY COULD REDUCE THE NUMBER OF CORILLIAN'S CUSTOMERS AND POTENTIAL CUSTOMERS

         As a result of the mergers and acquisitions occurring in the banking industry today, some of Corillian's existing customers could terminate their contracts with Corillian and potential customers could break off negotiations with Corillian. An existing or potential customer may be acquired by or merged with another financial institution that uses competing Internet-based financial products and services or does not desire to continue the relationship with Corillian for some other reason, which could result in the new entity terminating the relationship with Corillian.

         In addition, an existing or potential customer may be acquired by or merged with one of Corillian's existing customers that licenses Corillian's products under a contract with more favorable terms and that can be applied to the acquired customer's business operations. This may result in a reduction in Corillian's anticipated revenues from the acquired customer. Recently, two of Corillian's largest customers, J.P. Morgan Chase and Bank One, announced their plans to merge. In addition, The Royal Bank of Scotland Group recently announced its plans to purchase Charter One Financial Inc., a current Corillian customer, through its Citizens Financial Group Inc. subsidiary.

         One of Corillian's largest customers, Wachovia Corporation, was acquired by First Union and ceased using Corillian's software in July 2003.

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CORILLIAN MAY INCUR SUBSTANTIAL LOSSES FROM NON-OPERATING ACTIVITIES, SUCH AS
ITS MINORITY INVESTMENTS IN OTHER COMPANIES, OR LOSE THE ENTIRE AMOUNT CORILLIAN HAS INVESTED IN OTHER COMPANIES

         In the second fiscal quarter of 2000, Corillian made a $3.0 million minority investment in e-Banc, LLC, a Delaware limited liability company. On February 12, 2004, e-Banc changed its name to "Synoran LLC." Corillian contributed an additional $1.0 million in cash to Synoran during the first quarter of 2003. Corillian does not anticipate making any further cash contributions to Synoran. Under applicable accounting rules, Corillian's proportionate share of any losses incurred by Synoran will be reflected on its statement of operations as a loss from non-operating activities. These losses may be substantial. During the three-month periods ended March 31, 2004 and 2003, Corillian incurred approximately $210,000 and $399,000, respectively, in losses from non-operating activities as a result of its investment in Synoran. Corillian may lose a portion or all of its investment in Synoran.

         Corillian may in the future make similar investments in other companies. These investments could result in additional losses for Corillian.

IF CORILLIAN LOSES KEY PERSONNEL, CORILLIAN COULD EXPERIENCE REDUCED SALES, DELAYED PRODUCT DEVELOPMENT AND DIVERSION OF MANAGEMENT RESOURCES

         Corillian's success depends largely on the continued contributions of its key management, technical, sales and marketing and professional services personnel, many of whom would be difficult to replace. If one or more of its key employees were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources. Corillian does not have employment agreements with its senior managers or other key personnel.

IF CORILLIAN DOES NOT DEVELOP INTERNATIONAL OPERATIONS AS EXPECTED OR FAILS TO ADDRESS INTERNATIONAL MARKET RISKS, CORILLIAN MAY NOT ACHIEVE ANTICIPATED SALES GROWTH

         To increase its revenues, Corillian pursued direct international sales opportunities and opened an international office. However, international demand for its products and services did not grow significantly during 2001 or 2002, so Corillian significantly reduced its direct investments internationally and is seeking to expand international sales through resellers, partners and selective direct sales efforts. International expansion of its business may be more difficult or take longer than Corillian anticipates, and it may not be able to successfully market, sell, deliver and support its products internationally. Corillian will need to form additional relationships with partners worldwide. These activities require significant investments of time and capital from Corillian. If Corillian is unable to develop international sales on a timely basis or at all, it may not achieve anticipated sales growth, gross margins or operating results. If Corillian is successful in developing international sales, it will be subject to a number of risks associated with international operations, including:

   - longer accounts receivable collection cycles;

   - expenses associated with localizing products for foreign markets;

   - difficulties in managing operations and partners across disparate geographic areas;

   - difficulties in hiring qualified local personnel, finding qualified partners and complying with disparate labor laws;

   - foreign currency exchange rate fluctuations;

   - difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; and

   - unexpected changes in regulatory requirements that impose multiple conflicting tax laws and

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     regulations.

         If Corillian fails to address these risks, its results of operations and financial condition may be adversely affected.

ACQUISITIONS MAY BE COSTLY AND DIFFICULT TO INTEGRATE, DIVERT MANAGEMENT RESOURCES OR DILUTE SHAREHOLDER VALUE

         Corillian has considered and made strategic acquisitions in the past and in the future may acquire or make investments in complementary companies, products or technologies. Corillian may not be able to successfully integrate these companies, products or technologies. In connection with these acquisitions or investments, Corillian could:

   - issue stock that would dilute its current shareholders' percentage ownership;

   - incur debt and assume liabilities; and

   - incur amortization expenses related to intangible assets or incur large impairment charges.

         Future acquisitions also could pose numerous additional risks to Corillian's operations, including:

   - problems combining the purchased operations, technologies or products;

   - problems integrating the business models of acquisition targets with Corillian's;

   - unanticipated costs;

   - diversion of management's attention from Corillian's core business;

   - adverse effects on existing business relationships with suppliers and customers;

   - entering markets in which Corillian has no or limited prior experience; and

   - potential loss of key employees, particularly those of the purchased organization.

IF CORILLIAN BECOMES SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, THESE CLAIMS COULD BE COSTLY AND TIME CONSUMING TO DEFEND, DIVERT MANAGEMENT ATTENTION OR CAUSE PRODUCT DELAYS

         Corillian has in the past been, and may in the future be, sued for allegedly infringing or misappropriating a third-party's intellectual property rights. Any intellectual property infringement claims against Corillian, with or without merit, could be costly and time-consuming to defend, divert Corillian's management's attention, or cause product delays. Corillian expects that software product developers and providers of Internet-based financial services will increasingly be subject to infringement claims as the number of products and competitors in its industry grows and the functionality of products overlaps. If Corillian's products were found to infringe a third party's proprietary rights, Corillian could be required to enter into royalty or licensing agreements in order to be able to sell its products. Royalty and licensing agreements, if required, may not be available on terms acceptable to Corillian or at all.

         There has been substantial litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that Corillian's current or potential future products infringe their intellectual property.

NETWORK OR INTERNET SECURITY PROBLEMS COULD DAMAGE CORILLIAN'S REPUTATION AND BUSINESS

         Corillian has in the past and might in the future experience security incidents involving actual or attempted access to its customers' systems by unknown third parties. As a result of these types of incidents,

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Corillian may incur contractual or other legal liabilities. Security risks may also deter financial service providers from purchasing Corillian's products and deter consumers of financial services from using Corillian's products or services. Corillian relies on standard Internet security systems, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data over the Internet. Corillian's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may render Corillian's Internet security measures inadequate.

         Someone who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in Corillian's Internet operations. Corillian may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing Internet sites that deliver Corillian's services, any of which could harm Corillian's business.

NEW TECHNOLOGIES COULD RENDER CORILLIAN'S PRODUCTS OBSOLETE

         If Corillian is unable to develop products that respond to changing technology, Corillian's business could be harmed. The market for Internet-based financial services is characterized by rapid technological change, evolving industry standards, changes in consumer demands and frequent new product and service introductions.

         Advances in Internet technology or in applications software directed at financial services could lead to new competitive products that have better performance or lower prices than Corillian's products and could render its products obsolete and unmarketable. Corillian's Voyager solutions were designed to run on servers using the Windows NT, Windows 2000 and Windows 2003 operating systems. If a new software language or operating system becomes standard or is widely adopted in Corillian's industry, Corillian may need to rewrite portions of its products in another computer language or for another operating system to remain competitive.

DEFECTS IN CORILLIAN'S SOLUTIONS AND SYSTEM ERRORS IN ITS CUSTOMERS' DATA PROCESSING SYSTEMS AFTER INSTALLING CORILLIAN'S SOLUTIONS COULD RESULT IN LOSS OF REVENUES, DELAY IN MARKET ACCEPTANCE AND INJURY TO CORILLIAN'S REPUTATION

         Complex software products like Corillian's may contain undetected errors or defects that may be detected at any point in the life of the product. Corillian has in the past discovered software errors in its products. After implementation, errors may be found from time to time in Corillian's new products or services, its enhanced products or services, or products or services Corillian resells for strategic partners, such as Yodlee's data aggregation service. These errors could cause Corillian to lose revenues or cause a delay in market acceptance of its solutions or could result in liability for damages, injury to Corillian's reputation or increased warranty costs.

CORILLIAN'S PRODUCTS AND SERVICES MUST INTERACT WITH OTHER VENDORS' PRODUCTS, WHICH MAY NOT FUNCTION PROPERLY

         Corillian's products are often used in transaction processing systems that include other vendors' products, and, as a result, Corillian's products must integrate successfully with these existing systems. System errors, whether caused by Corillian's products or those of another vendor, could adversely affect the market acceptance of its products, and any necessary modifications could cause Corillian to incur significant expenses.

IF CORILLIAN BECOMES SUBJECT TO PRODUCT LIABILITY LITIGATION, IT COULD BE COSTLY AND TIME CONSUMING TO DEFEND

         Since Corillian's products are used to deliver services that are integral to its customers' businesses, errors, defects or other performance problems could result in financial or other damages to Corillian's customers. Product liability litigation arising from these errors, defects or problems, even if it were unsuccessful, would be time consuming and costly to defend. Existing or future laws or unfavorable judicial decisions could negate any limitation of liability provisions that are included in Corillian's license agreements.

IF CORILLIAN IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY, CORILLIAN MAY LOSE A VALUABLE COMPETITIVE ADVANTAGE OR BE FORCED TO INCUR COSTLY LITIGATION TO PROTECT ITS RIGHTS

         Corillian's future success and ability to compete depends in part upon its proprietary technology, but its protective measures may prove inadequate. Corillian relies on a combination of copyright, trademark, patent and trade secret laws and contractual provisions to establish and protect its proprietary rights. None of Corillian's technology is patented. Corillian has obtained federal trademark registration for some of its marks and its logo. Corillian has applied for, but has not yet obtained, patents on technology it has developed. If Corillian does not receive approval for these patents, it may be unable to use this technology without restriction or prevent others from using this technology.

         Despite Corillian's efforts to protect its intellectual property, a third party could copy or otherwise obtain Corillian's software or other proprietary information without authorization, or could develop software competitive to Corillian's. Corillian's competitors may independently develop similar technology, duplicate its products or design around Corillian's intellectual property rights. In addition, the laws of some foreign countries do not protect Corillian's proprietary rights to as great an extent as do the laws of the United States, and Corillian expects the use of its products will become more difficult to monitor if Corillian increases its international presence.

         Corillian may have to litigate to enforce its intellectual property rights, to protect its trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending Corillian's intellectual property rights is expensive, could cause the diversion of Corillian's resources and may not prove successful. If Corillian is unable to protect its intellectual property, it may lose a valuable competitive advantage.

INCREASING GOVERNMENT REGULATION OF THE INTERNET AND THE FINANCIAL SERVICES INDUSTRY COULD LIMIT THE MARKET FOR CORILLIAN'S PRODUCTS AND SERVICES, IMPOSE ON CORILLIAN LIABILITY FOR TRANSMISSION OF PROTECTED DATA AND INCREASE ITS EXPENSES

         Numerous federal agencies have recently adopted rules and regulations protecting consumer privacy and establishing guidelines for financial institutions to follow in selecting technology vendors for solutions such as Corillian's solutions. Corillian believes its business does not currently subject it to any of these rules or regulations that would adversely affect Corillian's business. However, these rules and regulations are new and may be interpreted to apply to Corillian's business in a manner that could make its business more onerous or costly.

         As the Internet continues to evolve, Corillian expects federal, state and foreign governments to adopt more laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for Internet-based financial services.

         If enacted or deemed applicable to Corillian, some laws, rules or regulations applicable to financial service activities could render Corillian's business or operations more costly and less viable. The financial services industry is subject to extensive and complex federal and state regulation, and financial institutions operate under high levels of governmental supervision. Corillian's customers must ensure its services and related products work within the extensive and evolving regulatory requirements applicable to them. Corillian may become subject to direct regulation as the market for our business evolves. Federal, state or foreign authorities could adopt laws, rules or regulations affecting Corillian's business operations, such as requiring Corillian to comply with data, record keeping and other processing requirements. Any of these laws, rules or regulations, or new laws, rules and regulations affecting Corillian's customers'

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businesses, could lead to increased operating costs and could also reduce the convenience and functionality of Corillian's services, possibly resulting in reduced market acceptance.

         A number of proposals at the federal, state and local level and by the governments of significant foreign countries would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on Corillian's business, financial condition and operating results.